Washington Mutual Investors Fund, Inc.

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,275,081
Class B	$37,056
Class C	$36,403
Class F	$54,831
Total	$1,403,371
Class 529-A	$17,405
Class 529-B	$2,090
Class 529-C	$3,511
Class 529-E	$823
Class 529-F	$794
Class R-1	$637
Class R-2	$9,964
Class R-3	$32,045
Class R-4	$19,453
Class R-5	$21,907
Total	$108,629

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6600
Class B	$0.4054
Class C	$0.3838
Class F	$0.6546
Class 529-A	$0.6351
Class 529-B	$0.3642
Class 529-C	$0.3669
Class 529-E	$0.5381
Class 529-F	$0.7049
Class R-1	$0.3812
Class R-2	$0.3819
Class R-3	$0.5394
Class R-4	$0.6360
Class R-5	$0.7368

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,937,137
Class B	90,738
Class C	96,013
Class F	87,138
Total	2,211,026
Class 529-A	29,947
Class 529-B	6,002
Class 529-C	10,289
Class 529-E	1,673
Class 529-F	1,292
Class R-1	1,899
Class R-2	27,181
Class R-3	60,447
Class R-4	33,267
Class R-5	31,589
Total	203,586

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.55
Class B	$36.33
Class C	$36.26
Class F	$36.48
Class 529-A	$36.51
Class 529-B	$36.36
Class 529-C	$36.35
Class 529-E	$36.39
Class 529-F	$36.47
Class R-1	$36.33
Class R-2	$36.25
Class R-3	$36.38
Class R-4	$36.46
Class R-5	$36.55